Exhibit (a-3)

THE ALGER INSTITUTIONAL FUNDS

CERTIFICATE OF AMENDMENT

The undersigned, being the Secretary of The Alger Institutional Funds (the “Trust”), a Trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Amended and Restated Agreement and Declaration of Trust dated September 13, 2012, as amended (the “Declaration of Trust”), and the affirmative vote of a Majority of the Trustees (as defined in the Declaration of Trust) at a meeting duly called and held on September 17, 2018, the Declaration of Trust is amended effective October 15, 2018 as follows:

The name of a Portfolio established by Sections 6.1 and 6.2 of the Declaration of Trust, is hereby amended to be as follows:

The name of the Alger Capital Appreciation Focus Fund is hereby amended to be the “Alger Focus Equity Fund”, the beneficial interest in which is represented by the “Alger Focus Equity Series”.

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 11th day of October, 2018.

/s/ Tina Payne
Tina Payne Secretary

ACKNOWLEDGEMENT

State of New York }
} ss.
County of New York }	October 11, 2018

Then personally appeared the above, Tina Payne, and acknowledged the foregoing instrument to be her free act and deed before me,

/s/ Rachel Aldous
Notary Public
My Commission Expires: August 7, 2021